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                                                                     Exhibit 14

                          Independent Auditors' Consent

The Shareholders and Board of Trustees of
Consulting Group Capital Markets Funds:

We consent to the incorporation by reference, with respect to the funds listed below, each a series of the Consulting Group Capital Markets Funds (the "Trust"), in the Registration Statement on Form N-14, of our report dated October 13, 2003, on the statements of assets and liabilities as of August 31, 2003, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the periods listed below. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Trust as filed on Form N-CSR.


Fund                                         Period for Financial Highlights
----                                         -------------------------------
Intermediate Fixed Income Investments        Five years ended August 31, 2003
Mortgage Backed Investments                  Five years ended August 31, 2003
Multi-Sector Fixed Income Investments        Three years ended August 31, 2003
                                              and for the period from October 1,
                                              1999 (commencement of operations)
                                              to August 31, 2000
Long-Term Bond Investments                   Five years ended August 31, 2003


                                                                      KPMG LLP
New York, New York
January 26, 2004